Exhibit 99.2

NUVEI CORPORATION

INCENTIVE STOCK OPTION PLAN

Effective as of September 22, 2020

NUVEI CORPORATION

INCENTIVE STOCK OPTION PLAN

1.	Definitions

In this Plan, the following terms have the following meanings:

1.1	“10% Owner” has the meaning set forth in Section 3.1.3.

1.2	“409A” has the meaning set forth in Section 4.4.

1.3	“Administrator” has the meaning set forth in Section 4.1.

1.4	“Blackout Period” means any period during which a policy of the Corporation prevents an Optionee from exercising an Option.

1.5	“Board” has the meaning set forth in Section 4.1.

1.6	“Cause” means:

1.6.1

With respect to Optionee who is an employee of any member of the Corporation Group, the definition ascribed thereto in the employment agreement or consulting agreement, as applicable, between the applicable employer and such Optionee; or, if there is no such written employment agreement or the applicable employment agreement does not define “Cause”, “Cause” shall mean:

(i)

the gross negligence in the performance of the Optionee’s duties under his or her employment agreement, intentional non-performance or intentional mis-performance of such duties, or refusal to abide by or comply with the lawful directives of the person or persons to whom such Optionee reports, or the applicable employer’s lawful policies and procedures, provided that the Optionee does not cure such breach or non-performance within ten days after the Optionee’s receipt of written notice thereof (and provided such violation is capable of cure);

(ii)	the unauthorized disclosure by the Optionee of any confidential information of the Corporation Group;

(iii)

the commission by the Optionee of any act involving dishonesty or fraud with respect to any one or more members of the Corporation Group or their respective affiliates that harms or damages any of them;

(iv)	the commission by the Optionee of an indictable offence or a crime involving moral turpitude;

(v)	threats or acts of violence by the Optionee in the workplace;

(vi)	violation by the Optionee of any sexual harassment or non-discrimination policy of the applicable employer as in effect from time to time;

(vii)	the conversion or transfer by the Optionee of any corporate opportunity of the Corporation Group to the Optionee or to any third party;

(viii)

non-performance or breach of the Optionee under his or her employment agreement or any other contract between any one or more members of the Corporation Group and the Optionee or any statutory duty owed by the Optionee to the any one or more members of the Corporation Group, including, but not limited to, the Optionee’s breach of any non-competition, non-solicitation, or confidentiality provisions to which the Optionee is subject, provided that the Optionee does not cure such breach or non-performance within ten days after the Optionee’s receipt of written notice thereof (and provided such violation is capable of cure);

(ix)	any other act or omission that constitutes cause under applicable law, including, a “serious reason” within the meaning of Article 2094 of the Civil Code of Québec.

1.6.2	With respect to Optionee who is an director or an officer of any member of the Corporation Group, “Cause” shall mean:

(i)	any fraud or gross negligence in the performance of the Optionee’s duties as a director of the Corporation or any of its Subsidiaries;

(ii)	any breach by the Optionee of his or her fiduciary duties as a director or of the Corporation any of its Subsidiaries.

1.6.3	With respect to Optionee who is a consultant to any member of the Corporation Group, “Cause” shall mean:

(i)	any fraud or gross negligence in the performance of the Optionee’s duties as a consultant to the Corporation Group;

(ii)

any material breach by the Optionee of his or her obligations under the terms and conditions of the consulting agreement or arrangement between the Optionee and the Corporation or any of its Subsidiaries, provided that the Optionee does not cure such material breach within ten days after the Optionee’s receipt of written notice thereof (and provided such violation is capable of cure).

1.7	“Code” has the meaning set forth in Section 3.1.

1.8	“Committee” has the meaning set forth in Section 4.1.

1.9

“Control” means (i) in relation to a Person that is a corporation, the ownership, directly or indirectly, of voting shares of such Person carrying more than 50% of the voting rights attached to all voting shares of such Person and which are sufficient, if exercised, to elect a majority of its board of directors, and (ii) in relation to a Person that is a partnership, limited partnership, business trust or other similar Person, (a) the ownership, directly or indirectly, of voting securities of such Person carrying more than 50% of the voting rights attaching to all voting shares of the Person or (b) the ownership of other interests or the holding of a position (such as trustee) entitling the holder thereof to exercise control and direction over the activities of such Person.

1.10	“Corporation” means Nuvei Corporation.

1.11	“Corporation Group” means the Corporation and its direct and indirect Subsidiaries.

1.12	“Date of Grant” means the date of grant of an Option as set out in the relevant Option Agreement.

1.13	“Determination Date” has the meaning set forth in Section 11.2.

1.14

“Disability” means (i) in respect of a U.S. Participant, a “permanent and total disability” as defined in sub-section 22(e)(3) of the Code, and (ii) in respect of a Participant other than a US Participant, (A) if the Optionee is deemed disabled for purposes of any group or individual disability policy paid for by any one or more members of the Corporation Group and at the time in effect, or (B) if the Administrator determines, in its sole discretion, that the Optionee is or shall be substantially unable to perform the Optionee’s duties under his or her employment with the applicable member of the Corporation Group for more than three months, whether or not consecutive, in any twelve month period, by reason of a physical or mental illness or injury.

1.15	“Disqualifying Disposition” has the meaning set forth in Section 3.1.5.

1.16	“Early Expiry Date” has the meaning set forth in Section 10.2.

1.17	“Exercise Period” has the meaning set forth in Section 10.1.

1.18	“Exercise Price” has the meaning set forth in Section 8.

1.19	“Fair Market Value” has the meaning set forth in Section 8 (the whole in compliance with 409A and Internal Revenue Code Section 422 to the extent applicable to a US Participant).

1.20	“FMV” has the meaning set forth in Section 11.2.

1.21

“Governmental Entity” means any (i) multinational, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, arbitral body with jurisdiction, commission, board, bureau, agency, ministry or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

1.22	“Insider” has the meaning given thereto in the TSX Company Manual.

1.23	“Net Issuance Right” has the meaning set forth in Section 11.2.

1.24	“Option(s)” means the right, which may be vested, acquired and exercisable in accordance with this Plan and the terms of an Option Agreement, to purchase Shares.

1.25	“Optioned Shares” has the meaning set forth in Section 4.1(iii).

1.26	“Optionee” has the meaning set forth in Section 7.

1.27	“Option Agreement” has the meaning set forth in Section 7.

1.28	“Participants” means, collectively, the directors, officers, employees and consultants of any one or more members of the Corporation Group.

1.29

“Person” means a natural person, partnership, limited liability partnership, corporation, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity, and any pronouns have a similarly extended meaning.

1.30	“Plan” has the meaning set forth in Section 2.1.

1.31	“Regulation S” means Regulation S promulgated under the US Securities Act.

1.32	“Related Corporations” has the meaning set forth in Section 3.1.1.

1.33	“Related Persons”, “Persons related to each other” or a similar expression means:

1.33.1	individuals connected by blood relationship, marriage, common-law partnership, de facto union or adoption. For the purposes of this definition, Persons are connected by:

(i)	blood relationship if one is the child or other descendant of the other or one is the brother or sister of the other;

(ii)	marriage if one is married to the other or to a person who is so connected by blood relationship to the other;

(iii)	common-law partnership if one is in a common-law partnership with the other or with a person who is connected by blood relationship to the other; or

(iv)

adoption if one has been adopted, either legally or in fact, as the child of the other or as the child of an individual who is so connected by blood relationship (otherwise than as a brother or sister) to the other;

1.33.2	a corporation, partnership or joint venture and

(i)	a Person who Controls the corporation, partnership or joint venture, if it is Controlled by one Person;

(ii)

a Person who is a member of a group of Persons each member of which is related to every other member of the group (in this definition a “related group”) that Controls the corporation, partnership or joint venture; or

(iii)	any Person related to a Person described in i) or ii) above;

1.33.3 any two corporations, partnerships or joint ventures

(i)	if they are Controlled by the same Person or group of Persons;

(ii)

if each of the corporation, partnership or joint venture is Controlled by one Person and the Person who Controls one of the corporation, partnership or joint venture is related to the Person who Controls the other corporation, partnership or joint venture;

(iii)

if one of the corporations, partnerships or joint ventures is Controlled by one Person and that Person is related to any member of a related group that Controls the other corporation, partnership or joint venture;

(iv)

if one of the corporations, partnerships or joint ventures is Controlled by one Person and that Person is related to each member of a group of Persons that is not a related group (in this definition an “unrelated group”) that Controls the other corporation, partnership or joint venture;

(v)

if any member of a related group that Controls one of the corporations, partnerships or joint ventures is related to each member of an unrelated group that Controls the other corporation, partnership or joint venture; or

(vi)

if each member of an unrelated group that Controls one of the corporations, partnerships or joint ventures is related to at least one member of an unrelated group that Controls the other corporation, partnership or joint venture;

1.33.4

where two corporations, partnerships or joint ventures are related to the same corporation, partnership or joint venture pursuant to the provisions of subparagraphs 1.35.1 to 1.35.3 above, they shall be deemed to be related to each other.

1.34	“Security Based Compensation Arrangement” means an arrangement that is a security based compensation arrangement for the purposes of the TSX Company Manual;

1.35	“Shares” has the meaning set forth in Section 5.1.

1.36

“Subsidiaries” means any legal entity of which the Corporation holds or is the beneficiary, at any time, directly or indirectly, otherwise than as security only, of securities conferring over 50% of the votes enabling it to elect the majority of the directors of such entity as well as any current or future Subsidiary of such legal entity.

1.37

“Trigger Event” means any one of the following: (i) a liquidation or dissolution of members of the Corporation Group that hold all or substantially all of the assets of the Corporation Group, (ii) a sale of all or substantially all of the assets of the Corporation Group, directly or indirectly, in a transaction or series of transactions, to a Person that is not a Related Person immediately prior to the consummation of such sale or series of sales; (iii) a sale of shares that results in an acquisition of Control of members of the Corporation Group holding all or substantially all of the assets of the Corporation Group, directly or indirectly, in a transaction or series of transactions, by a Person that is not a Related Person immediately prior to the consummation of such sale or series of sales; (iv) any corporate transaction, whether a merger, amalgamation or arrangement, involving members of the Corporation Group holding all or substantially all of the assets of the Corporation Group resulting in an acquisition of Control by a Person that is not a Related Person immediately prior to the consummation of such transaction, (v) the adoption by the Board of a resolution to the effect that, for the purposes of this Plan, an operation referred to in paragraphs (i) to (iv) above has occurred or is imminent.

1.38	“Threshold” has the meaning set forth in Section 5.1.

1.39	“TSX” means the Toronto Stock Exchange;

1.40	“United States” means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia.

1.41	“US Incentive Stock Options” has the meaning set forth in Section 3.1.

1.42	“US Participants” has the meaning set forth in Section 3.1.

1.43	“US Person” means a “U.S. person” as such term is defined in Rule 902(k) of Regulation S.

1.44	“US Securities Act” means the United States Securities Act of 1933, as amended.

1.45	“Withholding Obligations” has the meaning set forth in Section 17.1.

2.	Purpose of this Plan

2.1

The purpose of this incentive stock option plan (the “Plan”) is (i) to incent the Participants to achieve the longer-term objectives of the Corporation Group; and (ii) to attract and retain in the employ of the members of the Corporation Group, individuals of experience and ability, by providing them with the benefit of an incentive interest in the Corporation.

3.	US Participants

3.1

For those Participants who are employees of the Corporation and/or “Related Corporations” (as hereafter defined) subject to United States taxation (the “US Participants”), all Options granted pursuant to this Plan that are intended to qualify as incentive stock options (each, a “US Incentive Stock Option”) under Section 422 of the United States Internal Revenue Code of 1986, as amended, or any successor law (the “Code”) shall be subject to the following provisions, in addition to the other provisions of this Plan which are not inconsistent therewith:

3.1.1

Options may be granted as US Incentive Stock Options only to individuals who are employees of the Corporation or any present or future “subsidiary corporation” or “parent corporation” as those terms are defined in Section 424 of the Code and US Treasury Regulation Section 1.421-1(i)(2) (collectively, “Related Corporations”);

3.1.2

if an Optionee ceases to be employed by the Corporation and/or all Related Corporations other than by reason of death or Disability, Options shall be eligible for treatment as US Incentive Stock Options only if exercised no later than the earlier of (i) three months following such termination of employment or (ii) the expiration date of the US Incentive Stock Option;

3.1.3

the Exercise Price of a US Incentive Stock Option granted to a US Participant shall not be less than the Fair Market Value on the Date of Grant and the term, including the period of exercise, shall not exceed ten years measured from the Date of Grant; provided, however, that the Exercise Price of a US Incentive Stock Option granted to a US Participant who owns more than 10% of the combined voting power of all classes of shares of the Corporation or a Related Corporation (a “10% Owner”) shall be not less than 110% of the Fair Market Value on the Date of Grant and the term, including the period of exercise, shall not exceed five years measured from the Date of Grant to a 10% Owner of such US Incentive Stock Option;

3.1.4

Options held by an Optionee shall be eligible for treatment as US Incentive Stock Options only if the Fair Market Value (determined at the Date of Grant hereunder) of the Optioned Shares with respect to which such Options and all other options intended to qualify as “incentive stock options” under Section 422 of the Code held by such Optionee and granted under the Plan or any other plan of the Corporation or a Related Corporation and which are exercisable for the first time by such Optionee during any one calendar year does not exceed US$100,000 at such time. For purposes of this Section 3.1.4, US Incentive Stock Options are taken into account in the order in which they are granted, and the Fair Market Value of the Shares is determined as of the Date of Grant of each US Incentive Stock Option;

3.1.5

by accepting an Option granted as a US Incentive Stock Option under the Plan, an Optionee agrees to notify the Corporation in writing immediately after such Participant makes a “Disqualifying Disposition” of any Optioned Shares acquired pursuant to the exercise of such US Incentive Stock Option; for this purpose, a Disqualifying Disposition is any disposition occurring on or before either (i) the date that is two years following the Date of Grant of such US Incentive Stock Option or (ii) the date that is one year following the date that such US Incentive Stock Option was exercised;

3.1.6

US Incentive Stock Options must be granted within ten years from the earlier of (i) the date the Plan was adopted by the Board or (ii) the date the Plan was approved by the Corporation’s shareholders; and notwithstanding that the Plan shall be effective when adopted by the Board, no US Incentive Stock Option granted under the Plan may be exercised until the Plan is approved by the Corporation’s shareholders and, if such approval is not obtained within twelve months after the date of the Board’s adoption of the Plan, then all US Incentive Stock Options previously granted shall terminate and cease to be outstanding and the provisions of this Section 3.1 shall cease to have effect; furthermore, the Board shall obtain shareholder approval within twelve months before or after any increase in the total number of shares that may be issued under the Plan or any change in the class of employees eligible to receive US Incentive Stock Options under the Plan;

3.1.7

no modification of an outstanding Option that would provide an additional benefit to an Optionee, including a reduction of the Exercise Price or extension of the Exercise Period, shall be made without consideration and disclosure of the likely United States federal tax consequences (including, without limitation, 409A) to the Optionees affected thereby;

3.1.8

US Incentive Stock Options shall be neither transferable nor assignable by the Participant other than by will or the laws of descent and distribution and may be exercised, during the Optionee’s lifetime, only by such Optionee; and

3.1.9	Of the total Shares authorized for issuance under Section 5.1, the maximum number of Shares that may be granted with respect to US Incentive Stock Options is 3,621,323.

3.2

The Options and Optioned Shares issuable upon exercise thereof have not been and will not be registered under the US Securities Act or under the securities laws of any state of the United States. Accordingly, no Option (including, without limitation, any US Incentive Stock Option) may be granted to or exercised by any US Person or any person in the United States, or for the account or benefit of any US Person or any person in the United States, unless such Option and each Optioned Share issuable upon exercise thereof has been registered under the US Securities Act and applicable state securities laws, or unless an exemption from such registration requirements is available. All Options issued to, or for the account or benefit of, any US Person or any person in the United States shall be represented by physical certificates substantially in the form attached.

4.	Administration

4.1

The Plan shall be administered by the Corporation’s Board of Directors (the “Board”) or by any committee constituted from time to time with such powers and duties as may be delegated by the Board (a “Committee”, and either the Board or a Committee, as applicable, the “Administrator”). The Administrator shall have full and complete authority to interpret this Plan and to establish the rules and regulations applying to it and to make all other determinations it deems necessary or useful for the administration of this Plan. Without limiting the foregoing, the Administrator shall, subject to the provisions of Section 3 if Options are intended to qualify as US Incentive Stock Options, have the authority, at its sole discretion:

(i)	to select those Participants to whom Options shall be granted pursuant to this Plan;

(ii)	to determine the time or times at which Options may be granted;

(iii)

to grant Options, to fix the number of Shares to be covered by such Options (the “Optioned Shares”) and, subject to the provisions of this Plan, on such terms and conditions as it determines, including:

(A)	the Exercise Price at which Optioned Shares subject to each Option may be purchased;

(B)	the vesting conditions which may associated with each Option;

(C)	the time or times when each Option becomes exercisable and the duration of the Exercise Period, provided that such Exercise Period shall not exceed ten years from the date the Option is granted;

(D)	to impose conditions on the issuance of the Optioned Shares on exercise of the Options by the Optionee;

(E)	any acceleration of exercisability or waiver of termination regarding any Option, based on such factors as the Administrator may determine, at its sole discretion, acting reasonably; and

(F)	to cancel, amend, adjust or otherwise change any Option under such circumstances as the Administrator may consider appropriate in accordance with the provisions of this Plan;

(iv)	to construe and interpret this Plan;

(v)	to prescribe, amend, and rescind rules and regulation relating to this Plan;

(vi)	to approve forms of agreements for use under this Plan;

(vii)	to defer, with the consent of the Optionee, the exercise date of any Option;

(viii)	to authorize any Person to execute on behalf of the Corporation any instrument required to issue an Option previously granted by the Administrator; and

(ix)	to make all other determinations deemed necessary or advisable for the administration of this Plan.

4.2

No member of the Administrator will be liable for any action or determination taken or made in good faith with respect to this Plan or Options granted hereunder. Any determination approved by a majority of the members of the Administrator will be deemed to be a determination of that matter by the Administrator.

4.3	The decision of the Administrator shall be final and conclusive for the purpose of this Plan.

4.4

In any circumstance, the Administrator shall administer, construe, interpret, and exercise discretion under this Plan and each Option in a manner that is consistent and in compliance with a reasonable interpretation of all applicable laws, and that avoids (to the extent practicable) the classification of any Option as “deferred compensation” for purposes of Code Section 409A, applicable Treasury Regulations, and related guidance, as such may be amended from time to time (“409A”).

5.	Shares Subject to this Plan

5.1

The shares subject to this Plan shall be the Subordinate Voting Shares in the capital of the Corporation (the “Shares”). The aggregate number of Shares that may be issued pursuant to the exercise of Options under this Plan shall not exceed 5% of the issued and outstanding shares of the Corporation on a fully-diluted basis (the “Threshold”). Notwithstanding the foregoing, from and after September 22, 2020, the aggregate number of Shares that may be issued pursuant to the exercise of Options under this Plan shall not exceed 3,621,323 Shares, which is equal to the number of Share underlying outstanding Options under this Plan as of September 22, 2020.

5.2

The number of Shares issuable to Insiders of the Corporation, at any time, under the Plan and any other Security Based Compensation Arrangement of the Corporation cannot exceed 10% of the Corporation’s total issued and outstanding shares.

5.3

The number of Shares issued to Insiders of the Corporation, within any one year period, under the Plan and any other Security Based Compensation Arrangement of the Corporation cannot exceed ten 10% of the Corporation’s total issued and outstanding shares.

6.	Term of Plan

6.1

The Plan shall become effective upon its adoption by the Board. It shall continue in effect until the 10th anniversary of the date of its adoption by the Board, unless extended by the Administrator, at its sole discretion, or unless sooner terminated in accordance with the provisions of Article 16.

7.	Grant of Options

The Administrator shall from time to time designate the Participants to whom Options shall be granted (each, an “Optionee”) and the number of Optioned Shares covered by each of such Options. Any Optionee may hold more than one Option. Each grant of Options shall be evidenced by an agreement (an “Option Agreement”) between the Corporation and the Optionee setting out the number of Optioned Shares covered by such Option, the Date of Grant, the Exercise Price, the terms and conditions of exercise of the Option, the Exercise Period and, as the case may be, certain conditions relating to the vesting of such Option including, but not limited to, the completion of a service period specified at the time of grant. Notwithstanding the foregoing, from and after September 22, 2020, the Corporation shall not issue any additional Options pursuant to this Plan.

8.	Exercise Price

The exercise price for each Optioned Share (the “Exercise Price”) shall be established by the Board at the time of grant, but shall not be less than the fair market value of the Shares on the date of grant (the “Fair Market Value”).

9.	Vesting of the Options

Unless otherwise determined by the Administrator, at its sole discretion, all Options granted to an Optionee under this Plan will vest over five years in five annual consecutive equal instalments, the first of which shall be on the first anniversary of the date of the granting of the Options. Unless otherwise determined by the Administrator, at its sole discretion, the vesting of the Options contemplated in each instalment will be contingent upon the Optionee—who was a director, employee, officer or consultant of any one or more members of the Corporation Group at the time Options were granted to him or her—still being employed by or associated with the Corporation or any of its Subsidiaries on the date of each such instalment.

10.	Exercise Period

10.1

Subject to the provisions of Sections 10.2, 14 and 16, once Options vest in accordance with Article 9, such Options shall be exercisable for a period determined by the Administrator, at its sole discretion (the “Exercise Period”), which period shall not exceed the tenth anniversary of the date of such grant. The Exercise Period shall automatically be extended if the date on which it is scheduled to terminate shall fall during a Blackout Period or within ten business days after the last day of a Blackout Period. In such cases, the Exercise Period shall terminate ten business days after the last day of a Blackout Period.

10.2	An Option shall not be exercisable by an Optionee from and after each and every one of the following dates (an “Early Expiry Date”), unless the Administrator decides otherwise, at its sole discretion:

10.2.1	in the case where the Optionee is an employee of any one or more member of the Corporation Group:

(i)

if the Optionee resigns or voluntarily leaves his or her employment with the applicable members of the Corporation Group, and the applicable members of the Corporation Group did not at that time have the right to terminate such employment for Cause: the earlier of (a) 30 days following the date of such resignation or departure, or (b) the close of business on the day of the expiry of the Exercise Period;

(ii)	if the Optionee’s employment with the applicable members of the Corporation Group is terminated for Cause: all unvested or vested Options shall terminate automatically without any notice or delay;

(iii)

if the Optionee’s employment is terminated by reason of death or Disability: the earlier of (a) three months following the date of such termination, or (b) the close of business on the day of the expiry of the Exercise Period; or

(iv)

if the Optionee’s employment is terminated for any reason other than those mentioned in subsections (i) to (iii) above, the earlier of (a) three months following the date of such termination, or (b) the close of business on the day of the expiry of the Exercise Period;

for the avoidance of doubt, this Section 10.2.1 shall apply to any Optionee who is an Employee of any member of the Corporation Group and who also serves the Corporation Group in another capacity such as officer, director or consultant (at the express exclusion of Sections 10.2.2 and 10.2.3);

10.2.2	in the case where the Optionee is an officer or a director of any one or more members of the Corporation Group, but is not employed by and is not a consultant to any members of the Corporation Group:

(i)

if such Optionee ceases to be a member of the relevant board of directors for any reason other than those mentioned in Sections 10.2.2(ii) or 10.2.2(iii), the earlier of (a) 30 days following the date of such termination, or (b) the close of business on the day of the expiry of the Exercise Period; or

(ii)

if the Optionee’s directorship or if the Optionee’s duties as officer with the applicable members of the Corporation Group is or are terminated for Cause: all unvested or vested Options shall terminate automatically without any notice or delay;

(iii)

if such Optionee ceases to be a member of the relevant board of directors by reason of death, Disability or retirement, the earlier of (a) three months following the date of such termination, or (b) the close of business on the day of the expiry of the Exercise Period;

for the avoidance of doubt, this Section 10.2.2 shall not apply to any Optionee who, in addition to being an officer or a director of any member of the Corporation Group, is also an Employee of or a consultant to any members of the Corporation Group;

10.2.3	in the case where the Optionee is a consultant of any one or more members of the Corporation Group:

(i)

if such Optionee ceases to be a consultant or any one or more members of the Corporation Group on a regular basis for any reason other than those mentioned in Sections 10.2.3(ii) and 10.2.3(iii), the earlier of (a) 30 days from the date at which a written notice is sent by the Corporation to the consultant specifying that no more consulting mandates shall be granted to the consultant in the future, or (b) the close of business on the day of the expiry of the Exercise Period; or

(ii)

if the Optionee’s consultant agreement or arrangement the applicable members of the Corporation Group is terminated for Cause: all unvested or vested Options shall terminate automatically without any notice or delay;

(iii)

if such Optionee is an individual or if the Optionee’s services are provided by an individual who cannot be replaced without the prior consent of the applicable member of the Corporation Group and such individual ceases to be a consultant by reason of death, Disability or retirement, the earlier of (a) three months days following the date of such termination, or (b) the close of business on the day of the expiry of the Exercise Period;

for the avoidance of doubt, this Section 10.2.3(i) shall not apply to any Optionee who, in addition to being a consultant to any member of the Corporation Group, is also an Employee, but Section 10.2.3(ii) shall apply to any Optionee who, in addition to being a consultant to any member of the Corporation Group also serves any member of the Corporation Group as an officer or director (at the express exclusion of Section 10.2.2).

10.3	All rights conferred by an Option not exercised at the earlier of the Early Expiry Date and end of the Exercise Period shall be forfeited, whether subject to accelerated vesting or not.

11.	Exercise of Options

11.1

Subject to the provisions of Article 9, an Option which has vested may be exercised by the Optionee in whole or in part, from time to time during the Exercise Period, in such manner as the Administrator may determine from time to time in accordance with the rules and regulations as the Administrator may prescribe.

11.2

If a Trigger Event occurs or is imminent (as established by a resolution of the Board), the Optionee may, prior to the consummation of the Trigger Event, elect to receive, in lieu of making any cash payment by the Optionee of the Exercise Price, Shares equal to the value of the vested Options or any portion thereof (the “Net Issuance Right”), by delivering a written notification to this effect to the registered office of the Corporation. Thereupon, the Corporation shall issue to the Optionee such number of fully-paid and non-assessable Shares as is computed by the following formula:

X = Y (A-B)

      A

where:

X = the number of Shares that shall be issued to the Optionee pursuant to this Section 11.2.

Y = the number of vested Options in respect of which the net issuance election is being made.

A = the FMV of each Shares as at the Determination Date.

B = the Exercise Price per Share.

“FMV” of a Share as at the time the net issuance election is made (the “Determination Date”) means:

1.

if the shares are traded on a securities exchange the FMV shall be deemed to be the average of the closing prices on such exchange over the 30 calendar-day period ending five trading days prior to the Determination Date;

2.

if the shares are quoted for trading on the Nasdaq Stock Market or other over-the-counter system the FMV shall be deemed to be the average of the closing bid prices over the 30 calendar-day period ending five trading days prior to the Determination Date;

3.	if there is no public market for the shares, the FMV of the Shares, shall be determined by the Board;

4.	In any event the FMV should be determined in compliance with Code Section 409A and Section 409A and the Regulations thereunder, in particular Regs. Section §1.409A-1(b)(5)(iv);

11.3

Notwithstanding Section 11.2, if a Trigger Event occurs or is imminent (as established by a resolution of the Board or the shareholders, as applicable), an Optionee may elect to surrender its vested Options in whole or in part and, in lieu of receiving the Shares to which the surrendered Options relate, receive cash equal to the product obtained by multiplying the aggregate number of Shares to which the surrendered Options relate by the excess of the FMV of the Shares (as determined pursuant to the provisions of Section 11.2, with all necessary adaptations) in connection with such Trigger Event over such Options’ aggregate Exercise Price, less any amount in respect of a Withholding Obligation.

11.4

The Corporation’s obligation to issue Optioned Shares to an Optionee pursuant to the exercise of an Option shall be subject to availability of prospectus and registration exemptions under applicable securities laws in respect of the issuance of such Optioned Shares, the execution and delivery by the Optionee of all documents, instruments and agreements necessary and advisable to ensure the Optioned Shares are issued in accordance with applicable securities laws governing such exemptions.

11.5	The Corporation’s obligation to issue Optioned Shares to an Optionee pursuant to the exercise of an Option shall be subject to:

(i)

completion of such registration or other qualifications of the Shares or obtaining approval of such governmental authority or stock exchanges as the Corporation shall determine to be necessary or advisable in connection with the authorization, issuance or sale of such Shares;

(ii)	the admission of the Optioned Shares to listing on any stock exchange on which the shares of the Corporation may then be listed or proposed to be listed;

(iii)

the receipt from the Optionee of such representations, warranties, agreements and undertakings as to future dealings in such Optioned Shares as may be necessary or advisable in the Board’s judgment to comply with applicable securities laws or stock exchange requirements; and

(iv)	the satisfaction of the Withholding Obligation.

11.6

The exercise rights set forth in this Article 11 shall only apply to Options which have been vested in accordance with, as applicable, the provisions of Article 9 or in accordance with the provisions of any Option Agreement.

11.7

The exercise rights set forth in this Article 11 shall not be interpreted in such a manner as to extend the Exercise Period beyond the tenth anniversary of the date of the adoption of this Plan by the Board.

12.	No Transfer or Assignment

12.1

Except as permitted by the Administrator, no Option or interest therein shall be transferable or assignable by the Optionee other than by will or the law of succession. An Optionee may not otherwise alienate, sell, pledge, hypothecate or encumber an Option or any Optioned Shares under condition of nullity. An Option is exercisable during an Optionee’s lifetime only by the Optionee. The obligations of an Optionee under this Plan shall be binding upon such Optionee’s heirs, executors, legal representatives and administrators.

13.	Not a Shareholder

13.1	An Optionee shall have no rights as a shareholder of the Corporation with respect to any Shares covered by his or her Option until he or she shall have become the holder of record of such Shares.

14.	Adjustments

14.1

Notwithstanding any other provisions in this Plan to the contrary, in the event of any change in the outstanding Participating Shares of the Corporation after the date of enactment of this Plan by reason of any subdivision or consolidation of Participating Shares or any similar capital reorganization or a payment of a share dividend, amalgamation, plan of arrangement, reorganization, recapitalization, merger, consolidation, decapitalization, spin-off, combination, or exchange of Participating Shares or any transaction similar to any of the foregoing, the Administrator, in its sole discretion and without liability to any Person, shall make such substitution or adjustment, if any, as it deems equitable, as to (i) the number and type of Optioned Shares issuable under this Plan or subject to outstanding Options, (ii) the Exercise Price of such Optioned Shares, and/or (iii) any other terms of such Options, in order to preserve the rights and obligations of the Optionees on a proportional basis. Such adjustment will be definitive and mandatory for the purposes of this Plan.

14.2

In the event the Corporation is amalgamated with or acquired by another corporation in a merger, and the Shares are converted by virtue of the amalgamation into other property, whether in the form of securities, cash or otherwise, then to the extent permitted by applicable law, an Optionee shall have the right, upon exercise of any Option granted under this Plan, provided that such Option is currently exercisable and has not otherwise been terminated hereunder, to receive the kind and amount of shares or other securities or property to which the Optionee would have been entitled if the Optionee had received Shares by exercise of the Option immediately prior to or simultaneously with such amalgamation or acquisition. The foregoing adjustments and the manner of application of the foregoing provisions shall be determined by the Administrator and shall, with respect to US Participants, not be in violation of 409A. Any such adjustment may provide for the elimination of any fractional share which might otherwise become subject to an Option.

15.	Trigger Event

15.1

Upon the occurrence of a Trigger Event or immediately prior to the consummation of the transaction constituting a Trigger Event, the Board may take, in its sole discretion, in addition to any other actions, any one or more of the following actions as to outstanding Options:

15.1.1

accelerate, in whole or in part, the vesting of any or all outstanding Options to provide that such outstanding Options will be fully vested and exercisable contemporaneously with the completion of the transaction resulting in the Trigger Event, provided that the Board shall not, in any case, authorize the exercise of Options pursuant to this section beyond the Exercise Period. If any of such Options are not exercised contemporaneously with completion of the transaction resulting in the Trigger Event, such unexercised Options will terminate and expire upon the completion of the transaction resulting in the Trigger Event. If, for any reason, the transaction that would result in the Trigger Event is not completed, the acceleration of the vesting of the Options shall be retracted and vesting will instead revert to the manner provided in Article 9 or as otherwise set out in this Agreement;

15.1.2	terminate and cancel:

(i)	all outstanding unvested Options whether or not they are in or out of the money (as determined by the Administrator) without payment of any consideration; or

(ii)	all outstanding vested Options that are out of the money (as determined by the Administrator) without payment of any consideration; or

(iii)

all outstanding vested Options that are in the money (as determined by the Board or the Committee) by the payment of the difference between the FMV of the Shares (as determined pursuant to the provisions of Section 11.2, with all necessary adaptations) and the Exercise Price of those Shares (as established by the Administrator at the time of the grant in accordance with Article 8 in its sole discretion); or

(iv)

all outstanding vested Options that are in the money (as determined by the Board or the Committee) by notifying the Optionee that it elects to proceed with a net issuance by issuing fully-paid and non-assessable Shares to the Optionee in accordance with the provisions of Section 11.2 (Net Issuance Right), which shall apply mutatis mutandis (for the avoidance of doubt, if this section is triggered by the Corporation, the Optionee shall, inter alia, comply with the provisions of Section 11.5).

16.	Amendment and Termination

16.1

The Board bears full responsibility with regard to the Plan, which includes, but is not limited to, the power and authority to amend, suspend or terminate the Plan, in whole or in part, or amend the terms and conditions of outstanding Options, provided that such amendment, suspension or termination shall:

16.1.1	be subject to obtaining approval of the shareholders of the Corporation, unless not required pursuant to Section 16.2 or applicable securities law or TSX requirements;

16.1.2	be subject to obtaining any required approval of any securities regulatory authority or the TSX; and

16.1.3

not adversely alter or impair any Option previously granted (provided that the Board may at its discretion accelerate the vesting of any Option regardless of any adverse or potentially adverse tax consequences resulting from such acceleration).

16.2	Subject to Section 16.3, shareholder approval is not required with respect to the following actions, provided that they are made in accordance with applicable securities law and TSX requirements:

16.2.1	amendments of a general housekeeping or clerical nature that, among others, clarify, correct or rectify any ambiguity, defective provision, error or omission in the Plan;

16.2.2	amendments necessary to comply with applicable laws or the requirements of any securities regulatory authority or stock exchange;

16.2.3	changing the eligibility for, and limitations on, participation in the Plan;

16.2.4

modifying the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Option, which terms and conditions may differ among individual Option Agreements and Optionees;

16.2.5

modifying the Exercise Period referred to in Section 10 of the Plan during which vested Options may be exercised, provided that the Exercise Period is not extended beyond ten years after the date of the granting of the Option, subject to the Blackout Period;

16.2.6	amendments with respect to the vesting period or with respect to circumstances that would accelerate the vesting of Options;

16.2.7	any amendment resulting from or due to the alteration of share capital of the Corporation;

16.2.8	amendments to the provisions relating to the administration of the Plan; and

16.2.9	suspending or terminating the Plan.

16.3	Notwithstanding Section 16.2, shareholder approval is required for:

16.3.1	a reduction in the Exercise Price of Options held by an Insider;

16.3.2	an extension of the Exercise Period of Options held by an Insider;

16.3.3	any amendment to remove or exceed the insider participation limit;

16.3.4	an increase to the maximum number of Shares issuable under the Plan; and

16.3.5	any amendment to the provisions of this Section 16.

For greater certainty, for the purposes of Subsections 16.3.1 and 16.3.2, if the Corporation terminates options (or similar entitlements) held by Insiders or held by non-insiders, where the amendment provision does not permit such amendment, and then re-grants those securities under different terms, this shall be construed as an amendment that will require shareholder approval, unless the re-grant occurs at least three months after the related cancellation.

16.4

With regard to shareholder approval as required pursuant to Subsection 16.3.1, 16.3.2, or 16.3.3, the votes attached to Shares held directly or indirectly by Insiders benefiting directly or indirectly from the amendment must be excluded.

16.5

With regard to shareholder approval as required pursuant to Section 16.3.5, where the amendment will disproportionately benefit one or more Insiders over other Optionees, the votes attached to shares held directly or indirectly by those Insiders receiving the disproportionate benefit must be excluded.

16.6	The amendment or termination of this Plan following the occurrence of a Trigger Event shall not be in violation of 409A and the US requirements governing US Incentive Stock Options.

17.	Withholding Taxes

17.1

The Corporation may withhold from any amount payable to an Optionee, either under this Plan or otherwise, such amounts (including in respect of tax or social security charges) as are required by law to be withheld or deducted as a consequence of such Optionee’s exercise or disposition of Options or Shares, or other participation in this Plan (“Withholding Obligations”). The Corporation will have the right, in its discretion, to satisfy any Withholding Obligations by:

(i)

retaining the amount necessary to satisfy the Withholding Obligations from any amount which would otherwise be delivered, provided or paid to the Optionee by the Corporation, whether under this Plan or otherwise;

(ii)	requiring the Optionee, as a condition of exercise of any Options to:

(A)	remit the amount of any such Withholding Obligations to the Corporation in advance; or

(B)	reimburse the Corporation for any such Withholding Obligations; and

(iii)	making such other arrangements as the Corporation may reasonably require.

18.	Miscellaneous Provisions

18.1

The Corporation’s obligation to grant Options or issue Optioned Shares under the terms of this Plan is subject to all applicable laws, regulations or rules of any governmental agency or other competent authority in respect of the issuance or distribution of securities and to the rules of all the stock exchanges on which the shares of the Corporation are listed, as the case may be. Each Optionee shall agree to comply with such laws, regulations and rules and to provide to the Corporation any information or undertaking required to comply with such laws, regulations and rules.

18.2

The participation in this Plan of an employee of the Corporation or any of its Subsidiaries shall be entirely optional and shall not be interpreted as conferring upon an employee of any one or more members of the Corporation Group any right or privilege whatsoever, except for the rights and privileges set out expressly in this Plan. Neither this Plan nor any act that is done under the terms of this Plan shall be interpreted as restricting the right of any one or more members of the Corporation Group to terminate the employment of an employee at any time. Any notice of dismissal given to an employee at the time his/her employment is terminated, or any payment in the place and stead of such notice, or any combination of the two, shall not have the effect of extending the duration of the employment for purposes of this Plan.

18.3	No Participant shall acquire the automatic right to be granted one or more Options under the terms of this Plan by reason of any previous grant of Options under the terms of this Plan.

18.4

The Plan does not provide for any guarantee in respect of any loss or profit which may result from fluctuations in the price of the Shares. The Corporation makes no representation or warranty as to the future market value of any Optioned Shares issued in accordance with the provisions of this Plan.

18.5

The Corporation and its Subsidiaries shall assume no responsibility as regards the tax consequences that participation in this Plan will have for an Optionee, and such Persons are urged to consult their own tax advisors in such regard. Every director of the Corporation will at all times be indemnified and saved harmless by the Corporation and its Subsidiaries from and against all costs, charges and expenses whatsoever, including any income tax liability arising from any such indemnification, that such director may sustain or incur by reason of any action, suit or proceeding, taken or threatened against the director, otherwise than by the Corporation or its Subsidiaries, for or in respect of any act done or omitted by the director in respect of this Plan, such costs, charges and expenses to include any amount paid to settle such action, suit or proceeding or in satisfaction of any judgment rendered therein

18.6

Except as otherwise provided in Section 3, the Plan and any Option granted under the terms of this Plan shall be governed by and interpreted according to the laws of the Province of Québec and the federal laws of Canada applicable therein.

18.7

Each Optionee agrees with the Corporation that this Plan and all agreements, notices, declarations and documents accessory to the Plan be drafted in English only. Chaque bénéficiaire consent avec la société à ce que ce Plan ainsi que toutes conventions, avis, declarations et documents afferents au Plan soient rédigés en anglais seulement.

18.8

The amended and restated version of the Plan was adopted by the Board on September 16, 2020 and approved and ratified by the shareholders of the Corporation on September 16, 2020, and will become effective upon completion of the initial public offering of the Shares on September 22, 2020. Upon becoming effective, this amended and restated version of the Plan will apply to any outstanding Options. The initial Plan is dated as of September 21, 2017.